EXHIBIT 99


                                    FORM 11-K

(Mark one)
[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1999

                                       OR

[   ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE  SECURITIES EXCHANGE
         ACT OF 1934

For the transition period from          to
                               --------    --------

Commission file number 33-99146

A.       Full title of the Plan:

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                          MUSICLAND STORES CORPORATION
                 10400 Yellow Circle Drive, Minnetonka, MN 55343



                              REQUIRED INFORMATION

The Plan is subject to ERISA. Accordingly, in lieu of the Securities and Exchange Commission requirements, Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are being filed.

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

              Financial Statements as of December 31, 1999 and 1998 Together With Report of Independent Public Accountants

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

             Index to Financial Statements and Supplemental Schedule



                                                                           Page
                                                                          ------
Report of Independent Public Accountants                                     3

Financial Statements and Schedule:

  Statements of Net Assets Available for Benefits as of December 31,
    1999 and 1998                                                            4

  Statement of Changes in Net Assets Available for Benefits for the
    Year Ended December 31, 1999                                             5

  Notes to Financial Statements                                              6

  Schedule H - Part IV Item 4(i) - Schedule of Assets Held for
    Investment Purposes as of December 31, 1999                             11

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Administrator of
The Musicland Group's Capital Accumulation Plan:

We have audited the accompanying statements of net assets available for benefits of The Musicland Group's Capital Accumulation Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of The Musicland Group's Capital Accumulation Plan as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
May 23, 2000

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS



                                                             December 31,
                                                     ---------------------------
                                                         1999           1998
                                                     ------------   ------------
         Assets:
         Investments...............................  $ 46,091,205   $ 46,902,726
         Interest income receivable................             -          4,329
         Contributions receivable:
            Participant contributions..............       103,845         82,842
            Employer contributions.................     2,014,632      2,014,600
                                                     ------------   ------------
               Total contributions receivable......     2,118,477      2,097,442
                                                     ------------   ------------

               Total assets........................    48,209,682     49,004,497

         Liabilities:
         Administrative expenses payable...........        16,119         16,136
         Interest payable..........................       464,884        594,851
         Note payable..............................     5,998,490      6,998,239
                                                     ------------   ------------

               Total liabilities...................     6,479,493      7,609,226
                                                     ------------   ------------

         Net assets available for benefits.........  $ 41,730,189   $ 41,395,271
                                                     ============   ============





                See accompanying notes to financial statements.

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS



                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                   -------------
         Additions:
            Additions to net assets attributed to:
               Investment income:
                 Interest.......................................   $    133,249
                 Dividends......................................      1,253,816
                                                                   -------------
                                                                      1,387,065
                                                                   -------------
               Contributions:
                 Participant....................................      3,169,132
                 Employer.......................................      2,041,696
                                                                   -------------
                                                                      5,210,828
                                                                   -------------
                 Total additions................................      6,597,893
                                                                   -------------

         Deductions:
            Deductions from net assets attributed to:
               Net decrease in fair value of investments........     (3,703,559)
               Benefits paid to participants....................     (1,994,363)
               Administrative expenses..........................       (100,169)
               Interest expense.................................       (464,884)
                                                                   -------------
                 Total deductions...............................     (6,262,975)
                                                                   -------------

                 Net increase...................................        334,918

         Net assets available for benefits:
            Beginning of year...................................     41,395,271
                                                                   -------------
            End of year.........................................   $ 41,730,189
                                                                   =============





                See accompanying notes to financial statements.

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

                          NOTES TO FINANCIAL STATEMENTS


1.       Description of the Plan

         The following description of The Musicland Group's Capital Accumulation Plan (the "Plan") is provided for general information purposes only and is not a comprehensive description of the Plan. Therefore, it does not include all situations and limitations covered by the Plan. Participants should refer to the Plan document, as amended, for more complete information.

         GENERAL:

         The Plan is a defined contribution plan covering eligible salaried and hourly employees of The Musicland Group, Inc. ("TMG" or the "Company") who have attained age 21 and completed one year of service, as defined. The Plan also provides certain profit sharing benefits for eligible employees who commenced employment after June 30, 1990 and who have attained age 21 and completed six months of continuous employment or one year of service, as defined. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Benefits under the Plan are covered by a trust agreement. In August 1995, the Plan was amended to add an Employee Stock Ownership Plan ("ESOP"), effective January 1, 1995, for the purpose of replacing the Company's matching contributions.

         American Express Trust Company (the "Trustee") serves as the Plan's trustee and administers the assets of the Plan, directs execution of transactions, makes benefit payments on behalf of the Plan and maintains records for the loans to participants.

         NOTE PAYABLE:

         During 1995, the Company loaned the Plan $9,997,485 through the issuance of a promissory note to purchase 1,042,900 shares of Musicland Stores Corporation common stock ("Musicland Common Stock"). The promissory note is due in ten equal annual principal installments on December 31 of each year, with interest on the unpaid principal balance at the prime rate on December 31 of the previous year (8.50% at December 31, 1999 and 7.75% at December 31, 1998). As the Company makes contributions to the Plan, the Plan makes principal payments to the Company and allocates an appropriate percentage of Musicland Common Stock to eligible employees' accounts. The promissory note is collateralized by the unallocated shares held by the Plan.

         CONTRIBUTIONS:

         Participants may elect to make pretax salary reduction contributions of up to 17% of annual base salaries. Highly compensated participants are limited to pretax salary reduction contributions of 4% of annual base pay up to the 401(a)(17) and 408(k)(3)(C) compensation limit. Annual salary reduction contributions are limited to $10,000 for nonhighly compensated employees, and 4% of the annual base pay up to the 401(a)
         (17) and 408 (k)(3)(C) compensation limit for highly compensated employees. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers five mutual funds, one stock pool fund and two collective funds. The Company may, at its discretion, make a supplementary matching contribution of 0% to 100% of eligible salary reduction contributions to the extent that such contributions for the plan year do not exceed 4% of participants' earnings. The Company may make an annual profit sharing contribution for eligible employees under an age-and service-weighted unit allocation formula. The profit sharing contribution is made to the various available investment funds based on the participants' investment allocation elections. Forfeitures greater than administrative costs are used to reduce the Company's matching contributions.

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

1.       Description of the Plan (Continued)

         LOANS TO PARTICIPANTS:

         Participants may obtain up to two loans of $500 or more at any one time, limited to the lesser of 50% of the vested value of their accounts or $50,000. Loans must be repaid within five years, except for certain home loans. The interest rate charged on loans is fixed at the prime rate plus 2% on the date of the loan.

         VESTING:

         Each participant's individual contributions are fully vested at all times. Participants vest in company matching contributions over a seven year graduated vesting schedule. Participants will be 100% vested in company matching contributions seven years from their date of hire or at the time of death, disability or retirement, provided the person has reached normal retirement age. Participants vest in profit sharing contributions 100% after five years from their date of hire.

         PAYMENT OF BENEFITS:

         On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a ten-year period. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.

         PLAN TERMINATION:

         While the Company has not expressed any intent to discontinue the Plan, it is free to do so at any time. If such discontinuance results in the termination of the Plan, all accounts shall become fully vested and nonforfeitable. The Company shall receive from the Plan the shares of unallocated Musicland Common Stock in satisfaction of the note payable to the Company. The Plan shall continue until all assets have been distributed to the participants.

2.       Summary of Significant Accounting Policies

         BASIS OF ACCOUNTING:

         The financial statements have been prepared under the accrual basis of accounting.

         VALUATION OF ASSETS:

         Investments are valued at market value as reported by the Trustee as of December 31, 1999 and 1998, based on quoted market prices of investments held by the funds. Net changes in the market value of investments during the year are reported as unrealized gains and losses. The realized gain or loss on investments sold is determined based on the market value of the investment at the end of the prior year or cost if purchased during the year.

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

2.       Summary of Significant Accounting Policies (Continued)

         The valuation and performance of the Plan's investment funds (the "Funds") are subject to various risks such as interest rate, market and credit. The investments held by the Funds, excluding the Musicland Common Stock Fund, are made at the discretion of the investment managers of the Funds and are subject to ERISA regulations. The Plan's exposure to loss on investments is limited to the carrying value of such investments. Management believes that no significant concentration of credit risk exists within each fund at December 31, 1999.

         USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         ADMINISTRATIVE COSTS:

         Each participant is charged an annual trustee fee ranging from 0.30% to 1.12% of the funds deposited in each of the accounts except for the Musicland Common Stock Fund, for which the Plan annual fee is $5,000. Forfeitures are used or the Company pays for all other administrative costs of the Plan, except for a $50 loan processing fee which is paid by participants. For the year ended December 31, 1999, the Company paid administrative costs of $7,625 for the Plan.

3.       Investments

         The following presents investments that represent 5 percent or more of the Plan's net assets.


                                                              December 31,
                                                        ------------------------
                                                            1999         1998
                                                        -----------  -----------
           AET Income Fund II, 337,027 and 301,367
             shares, respectively.....................  $ 6,575,860  $ 5,557,808
           AET Equity Index Fund II, 64,948 and 50,848
             shares, respectively.....................    2,592,587    1,688,470
           AXP New Dimensions Fund [Y], 495,818 and
             459,700 shares, respectively.............   17,755,300   13,260,054
           Musicland Common Stock, 343,567 and
             336,463 shares, respectively.............    2,943,400    5,125,125
           Musicland Common Stock, 969,696 and
             989,292 shares, respectively (1).........    8,220,186   15,141,786
           Founders Balanced Fund, 0 and 177,935
             shares, respectively.....................            -    2,169,029

           -----------------------
           (1) Nonparticipant-directed investment.

         During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) declined in value by $(3,703,559) as follows:

           Mutual funds...............................  $ 4,389,335
           Collective Funds...........................      757,599
           Common stock...............................   (8,850,493)
                                                        ------------
                                                        $(3,703,559)
                                                        ============

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

4.       Nonparticipant-Directed Investments

         Nonparticipant-directed   investments  consist  of  the  ESOP   related
         investment in  Musicland Common Stock.

         The net assets available for benefits are as follows:

                                                                    December 31,
                                      ------------------------------------------------------------------------
                                                     1999                                 1998
                                      -----------------------------------  -----------------------------------
                                       Allocated  Unallocated    Total      Allocated  Unallocated   Total
                                      ----------- ----------- -----------  ----------- ----------- -----------
         Assets:
         Investment in Musicland
            Common Stock............. $ 2,940,506 $ 5,279,680 $ 8,220,186  $ 3,917,573 $11,224,212 $15,141,785
         Contributions receivable:
            Employer contributions...      50,000   1,464,632   1,514,632       20,000   1,594,599   1,614,599
                                      ----------- ----------- -----------  ----------- ----------- -----------

               Total assets..........   2,990,506   6,744,312   9,734,818    3,937,573  12,818,811  16,756,384

         Liabilities:
         Interest payable............           -     464,884     464,884            -     594,851     594,851
         Note payable................           -   5,998,490   5,998,490            -   6,998,239   6,998,239
                                      ----------- ----------- -----------  ----------- ----------- -----------

               Total liabilities.....           -   6,463,374   6,463,374            -   7,593,090   7,593,090
                                      ----------- ----------- -----------  ----------- ----------- -----------

         Net assets available for
            plan benefits............ $ 2,990,506 $   280,938 $ 3,271,444  $ 3,937,573 $ 5,225,721 $ 9,163,294
                                      =========== =========== ===========  =========== =========== ===========


         The significant components of the changes in net assets available for benefits are as follows:

                                              Year Ended December 31, 1999
                                                 Musicland Common Stock
                                       -----------------------------------------
                                         Allocated    Unallocated      Total
                                       ------------- ------------- -------------
         Additions:
          Additions to net assets
           attributed to:
           Interest income............ $         41  $          -  $         41
           Contributions-employer.....       72,088     1,464,632     1,536,720
           Allocation of 104,290
            shares of Musicland Common
            Stock, at market..........      872,965             -       872,965
                                       -------------  ------------  ------------
             Total additions..........      945,094     1,464,632     2,409,726
                                       -------------  ------------  ------------
         Deductions:
          Deductions from net assets
           attributed to:
           Net decrease in fair value
            of investments............   (1,631,406)   (5,071,566)   (6,702,972)
           Benefits paid to
            participants..............     (163,939)            -      (163,939)
           Administrative expenses....         (696)            -          (696)
           Interest expense...........            -      (464,884)     (464,884)
           Transfers to participant-
            directed funds............      (32,858)            -       (32,858)
           Forfeitures................      (63,262)            -       (63,262)
           Allocation of 104,290
            shares of Musicland Common
            Stock, at market..........            -      (872,965)     (872,965)
                                       ------------- ------------- -------------
            Total deductions..........   (1,892,161)   (6,409,415)   (8,301,576)
                                       ------------- ------------- -------------
             Net decrease............. $   (947,067) $ (4,944,783) $ (5,891,850)
                                       ============= ============= =============

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN

5.       Reconciliation of Financial Statements to Form 5500

         As of December 31, 1999, the Plan had $5,782,751 of pending distributions to participants who elected distributions from their accounts. These amounts are recorded as a liability in the Plan's Form 5500; however, these amounts are not recorded as a liability in the accompanying statement of net assets available for benefits in accordance with generally accepted accounting principles.

         The following table reconciles net assets available for benefits per the financial statements to the Form 5500 as filed by the Plan for the year ended December 31, 1999:

                                                            December 31,
                                                    ----------------------------
                                                         1999           1998
                                                    -------------  -------------
              Net assets available for benefits
                per the financial statements......  $ 41,730,189   $ 41,395,271
              Accrued benefit payments............    (5,782,751)    (4,929,686)
                                                    -------------  -------------
              Net assets available for benefits
                per the Form 5500.................  $ 35,947,438   $ 36,465,585
                                                    =============  =============


         The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                   -------------
              Benefits paid to participants per the
                financial statements.............................  $  1,994,363
                     Add:  Amounts currently payable at
                             December 31, 1999...................     5,782,751
                     Less: Amounts currently payable at
                             December 31, 1998...................    (4,929,686)
                                                                   -------------
              Benefits paid to participants per the Form 5500....  $  2,847,428
                                                                   =============

6.       Tax Status

         The Plan is a qualified plan under Section 401(a) of the Internal Revenue Code (the "Code"). Pursuant to the favorable Internal Revenue Service (the "IRS") determination letter dated April 10, 1997, the Plan is exempt from federal income taxes under Section 501(a) of the Code. The Plan sponsor and legal counsel are of the opinion that the Plan meets the IRS requirements and therefore continues to be tax-exempt.

                 THE MUSICLAND GROUP'S CAPITAL ACCUMULATION PLAN
         (Employer Identification Number: 41-1307776) (Plan Number: 002)

                         Schedule H - Part IV Item 4(i)
                 SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                             As of December 31, 1999


                                               Number
                                                of                    Market
              Description of Investment        Units      Cost         Value
          ---------------------------------   -------  -----------  ------------

          Invesco Balanced Fund               116,081  $ 2,021,969  $  2,066,203
          AET Income Fund II*                 337,027    6,233,321     6,575,860
          AET Equity Index Fund II*            64,948    2,023,531     2,592,587
          Templeton Foreign Fund              179,494    1,743,327     2,013,922
          Neuberger & Berman Partners Trust    46,403      854,071       835,316
          AXP New Dimensions Fund [Y]*        495,818   13,203,686    17,755,300
          Franklin Small Cap Growth Fund       38,292      945,017     1,689,910
          Musicland Common Stock*           1,313,263   15,364,944    11,163,586
          Loans to Participants, at
            interest rates ranging from
            8% to 12%                                                  1,398,521
                                                                    ------------
          TOTAL INVESTMENTS                                         $ 46,091,205
                                                                    ============

          *Party in interest to the Plan.